UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 15, 2008
Gray Television, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Georgia
(State or Other Jurisdiction of Incorporation)

1-13796	58-0285030

(Commission File Numbers)	(IRS Employer Identification No.)

4370 Peachtree Road, Atlanta, Georgia	30319

(Address of Principal Executive Offices)	(Zip Code)
404-504-9828
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered sales of Equity Securities
On July 15, 2008, Gray Television, Inc. (the “Issuer”) issued a press release reporting the issuance and sale of 250 shares its Series D Perpetual Preferred Stock (the “Series D Preferred Stock”) having an aggregate liquidation value of $25.0 million. The Issuer received approximately $23.0 million in net proceeds after issuance discounts and transaction expenses and used these proceeds from the issuance to make a voluntary permanent prepayment of its outstanding term loan. As described in the Form 8-K filed by the Issuer with the Securities and Exchange Commission on June 27, 2008, and the exhibit thereto, the Issuer issued and sold 750 shares of its Series D Preferred Stock having an aggregate liquidation value of $75.0 million and used $65.0 million of the net proceeds to make a voluntary permanent prepayment of its then outstanding term loan.
After issuance of the 1,000 shares of Series D Preferred Stock and related payments on its outstanding term loan, the Issuer’s outstanding term loan balance was $832.5 million and an aggregate liquidation value of all of its now outstanding Series D Perpetual Preferred Stock was $100 million.
The Series D Preferred Stock dividends will be paid quarterly in cash on April 15, July 15, October 15 and January 15 of each year, commencing October 15, 2008, at a rate per annum initially equal to 12.0%, increasing to 15.0% on January 1, 2009, payable in arrears on a cumulative basis.
A copy of the press release is hereby attached as Exhibit 99 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
99      Press Release issued by Gray Television, Inc. on July 15, 2008

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gray Television, Inc.
July 16, 2008	By:	/s/ James C. Ryan
		Name:	James C. Ryan
		Title:	Chief Financial Officer and Senior Vice President

Exhibit Index

Exhibit No.	Description

99	Press release issued by Gray Television, Inc. on July 15, 2008